Exhibit 99.1
PRESS RELEASE

                       Contact:
                       Amy Ford
                       Director of Investor Relations
                       Cabot Microelectronics Corporation
                       (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR SECOND QUARTER OF FISCAL 2011

Strong Results Within a Seasonally Soft Quarter
Revenue of $109.7 Million
Gross Profit Margin of 48.1 Percent of Revenue
Earnings Per Share of 55 Cents

AURORA, IL, April 28, 2011 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its second quarter of fiscal 2011, which ended March 31, 2011.

Total revenue during the second fiscal quarter was $109.7 million, which represents an increase of 11.3 percent compared to the same quarter last year on continued strong demand for the company’s products, and a decrease of 4.0 percent compared to the prior quarter, reflecting historical seasonal trends for the company.  The company achieved a gross profit margin of 48.1 percent of revenue in the second fiscal quarter and diluted earnings per share of $0.55.  The company’s balance sheet reflects a cash balance of $278.3 million as of March 31, 2011, and no debt outstanding.  During the quarter, the company purchased $15 million of stock, completing its $75 million share repurchase program.  Future share repurchases will be made under the company’s new $125 million share repurchase program, which was authorized by the Board of Directors in November 2010.

“We are pleased to report continued strong financial results for the quarter in light of what has historically been a seasonally soft period for us following the strong holiday season.  Our revenue and earnings this quarter were the highest achieved during any second fiscal quarter in our history,” said William Noglows, Chairman and CEO of Cabot Microelectronics. “Driven by an ever expanding range of electronic systems, increased enterprise spending and growth in emerging economies, industry analysts continue to expect solid semiconductor unit growth in calendar 2011, even considering the impact of the recent Japan earthquake and tsunami.  We believe this bodes well for our wafer start driven business.”

Mr. Noglows continued, “We are also making progress on our strategic initiatives, including the construction of our manufacturing and research and development facility in South Korea, as well as the expansion of our manufacturing facility in Japan.  Both of these initiatives continue on schedule and are expected to improve our capabilities and proximity to many of our customers in the region.  In addition, we are delighted to have recently been awarded Intel’s Preferred Quality Supplier award for 2010, which represents the fourth time we have won this award in the last five years.”

Key Financial Information

Total second fiscal quarter revenue of $109.7 million represents an 11.3 percent increase from the $98.6 million reported in the same quarter last year and a 4.0 percent decrease from $114.2 million last quarter.  The increase in revenue from the same period last year primarily reflects increased demand within each of the company’s business areas.  Compared to the prior quarter, revenue for the company’s Engineered Surface Finishes business increased, while revenue for all other business areas decreased, reflecting historical seasonal trends for the company.  Year to date, revenue of $223.9 million represents an increase of 14.1 percent from the prior year, driven by double-digit growth in each of the company’s business areas.

Gross profit, expressed as a percentage of revenue, was 48.1 percent this quarter, which is lower than the 50.2 percent of revenue reported in the same quarter a year ago and 50.3 percent last quarter.  Compared to the year ago quarter, gross profit percentage decreased primarily due to the adverse impact of foreign exchange rate changes, selective price reductions and higher fixed manufacturing costs, partially offset by the benefit of increased utilization of the company’s manufacturing capacity.  The decrease in gross profit percentage versus the previous quarter was primarily due to selective price reductions, higher sample costs related to product evaluations, higher logistics costs driven by increased oil prices and lower manufacturing yields.  Year to date, gross profit represented 49.2 percent of revenue, which is consistent with the company’s full year guidance range of 48 to 50 percent of revenue.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $33.3 million in the second fiscal quarter, or $1.1 million higher than the $32.1 million reported in the same quarter a year ago, driven primarily by higher staffing related costs and clean room materials expenses, partially offset by lower professional fees and travel expenses.  Operating expenses were $0.3 million higher than the $33.0 million reported in the previous quarter, mostly due to higher clean room materials expenses, staffing related costs and professional fees, partially offset by lower travel expenses.

Year to date, total operating expenses were $66.3 million, or 29.6 percent of revenue.  The company currently expects its full year operating expenses to be in the range of $130 million to $135 million, which represents an increase from the company’s previous full year estimate of $125 million to $130 million for fiscal 2011.  The increase in expected full year operating expenses is primarily due to higher staffing related costs.  The midpoint of this new range represents a 2.3 percent increase versus fiscal 2010.

Net income for the quarter was $13.1 million, or 19.6 percent higher than the $10.9 million reported in the same quarter last year primarily due to the higher level of sales.  Compared to $16.5 million in the previous quarter, net income was down 20.6 percent mainly due to the lower level of sales and lower gross profit margin.  Year to date, net income of $29.6 million was up 22.9 percent compared to the prior year.

Diluted earnings per share were $0.55 this quarter, which is up from $0.47 reported in the second quarter of fiscal 2010 and down from $0.71 reported in the previous quarter. Earnings per share for the quarter were adversely impacted by approximately 5 cents versus the prior quarter, due to taxes associated with compensation expense the company had previously recognized, as well as higher average diluted shares outstanding as a result of stock option exercises and the dilutive impact of in-the-money outstanding options in light of the company’s higher stock price, partially offset by share repurchases.  Year to date, diluted earnings per share of $1.26 were up 22.8 percent compared to last year.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company’s website, www.cabotcmp.com, or by phone at (866) 362-5158.  Callers outside the U.S. can dial (617) 597-5397.  The conference code for the call is 66882479.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company’s mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Since becoming an independent public company in 2000, the company has grown to approximately 975 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see “Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended December 31, 2010 and in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2010, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2011	2010	2010	2011	2010

Revenue	$109,660	$114,205	$98,556	$223,865	$196,228

Cost of goods sold	56,927	56,774	49,091	113,701	96,355

Gross profit	52,733	57,431	49,465	110,164	99,873

Operating expenses:

Research, development & technical	14,919	13,856	12,908	28,775	25,489

Selling & marketing	6,791	7,480	6,530	14,271	12,852

General & administrative	11,567	11,676	12,699	23,243	23,944

Total operating expenses	33,277	33,012	32,137	66,289	62,285

Operating income	19,456	24,419	17,328	43,875	37,588

Other income (expense), net	646	(935)	(440)	(289)	(379)

Income before income taxes	20,102	23,484	16,888	43,586	37,209

Provision for income taxes	7,010	6,992	5,941	14,002	13,138

Net income	$13,092	$16,492	$10,947	$29,584	$24,071

Basic earnings per share	$0.57	$0.73	$0.47	$1.29	$1.04

Weighted average basic shares outstanding	23,032	22,710	23,263	22,857	23,205

Diluted earnings per share	$0.55	$0.71	$0.47	$1.26	$1.03

Weighted average diluted shares outstanding	23,693	23,131	23,485	23,395	23,367

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	March 31,	September 30,
	2011	2010
ASSETS:

Current assets:
Cash and cash equivalents	$278,334	$254,164
Accounts receivable, net	60,049	57,456
Inventories, net	55,608	51,896
Other current assets	27,353	17,513
Total current assets	421,344	381,029

Property, plant and equipment, net	117,336	115,811
Other long-term assets	70,827	74,916
Total assets	$609,507	$571,756

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$16,330	$17,521
Capital lease obligations	664	1,296
Accrued expenses and other current liabilities	24,420	34,513
Total current liabilities	41,414	53,330

Capital lease obligations, net of current portion	7	12
Other long-term liabilities	5,416	4,071
Total liabilities	46,837	57,413

Stockholders' equity	562,670	514,343
Total liabilities and stockholders' equity	$609,507	$571,756